O'CONNOR MULTI-STRATEGY FUND OF FUNDS

AGREEMENT AND DECLARATION OF TRUST

AGREEMENT AND DECLARATION OF TRUST, dated as of November 30, 2010, by the individual trustee identified on the signature page hereto (the "Trustee").  The Trustee hereby agree as follows:

1.           The trust created hereby (the "Trust") shall be known as "O'Connor Multi-Strategy Fund of Funds" in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2.           The Trustee hereby acknowledges that he is holding the sum of $10 in trust, which amount shall constitute the initial trust estate.  The Trustee hereby declare that he will hold the trust estate in trust for such persons as are or may become entitled to a beneficial interest in the trust estate.  It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. Code § 3801 et seq. (the "Statutory Trust Act"), and that this document constitute the governing instrument of the Trust.  The Trustee is hereby authorized and directed to execute and file a certificate of trust in the office of the Secretary of State of the State of Delaware in the form attached hereto.  The Trust is hereby established by the Trustee for the purpose of becoming a registered investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and engaging in such other activities as are necessary, convenient or incidental thereto.

3.           The Trustee intends to enter into an amended and restated Agreement and Declaration of Trust, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby.  Prior to the execution and delivery of such amended and restated Agreement and Declaration of Trust, the Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as required by law.

4.           The Trustee is hereby authorized (i) to prepare and file with the Securities and Exchange Commission (the "Commission") and execute, in each case on behalf of the Trust, (a) a Notification of Registration of Form N-8A, relating to the registration of the Trust under and pursuant to the provisions of Section 8(a) of the Investment Company Act, and (b) a Registration Statement on Form N-2 (the "Registration Statement"), including any pre-effective or post-effective amendments to such Registration Statement, relating to the registration of the securities of the Trust under the Securities Act of 1933, as amended and the registration of the Trust under the Investment Company Act; (ii) to prepare, execute and file, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the securities of the Trust under the securities or "blue sky" laws of such jurisdictions as the Trustee may deem necessary or desirable; (iii) to negotiate the terms of, and execute on behalf of the Trust, such distribution agreements, investment advisory agreements and other contracts among the Trust and any other persons relating to the issuance of the securities of the Trust, satisfactory to each such party; (iv) pursuant to Section 3806(b)(7) of the Statutory Trust Act appoint such officers necessary to file the Registration Statement; and (v) take such further actions as they deem necessary or appropriate in furtherance of the purposes of the Trust set forth in Section 2 above.

5.           This Agreement and Declaration of Trust may be executed in one or more counterparts.

6.           The number of Trustees initially shall be one (1) and thereafter the number of Trustees shall be such number as shall be fixed from time to time by a written instrument signed by a majority of the Trustees, which may increase or decrease the number of Trustees; provided, however, that the number of Trustees shall in no event be less than one (1).  Subject to the foregoing, the Trustees, acting by majority vote, will be entitled to appoint or remove without cause any Trustee at any time.  Any Trustee may resign upon notice to the other Trustees.

7.           (a)  No Trustee or officer or agent of the Trust (each, an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Trust, the Trustees or any holder of the Trust's securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Indemnified Person in good faith on behalf of the Trust and in a manner the Indemnified Person reasonably believed to be within the scope of authority conferred on the Indemnified Person by this Agreement and Declaration of Trust or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of the Indemnified Person's willful misfeasance, bad faith, gross negligence or reckless disregard of his obligations and duties under this Agreement and Declaration of Trust.

(b)           Each Indemnified Person shall be fully protected in relying in good faith upon the records of the Trust and upon such information, opinions, reports or statements presented to the Trust by any person as to matters the Indemnified Person reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Trust, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the trust estate.

8.           The Trust shall, to the fullest extent permitted by applicable law,

(a)           indemnify and hold harmless each Indemnified Person from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by the Indemnified Person by reason of the creation, operation or termination of the Trust in a manner the Indemnified Person reasonably believed to be within the scope of authority conferred on the Indemnified Person by this Agreement and Declaration of Trust, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Indemnified Person by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his obligations and duties under this Agreement and Declaration of Trust; and

(b)            advance expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding, from time to time, prior to the final disposition of such claim, demand, action, suit or proceeding, upon receipt by the Trust of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall be determined that such Indemnified Person is not entitled to be indemnified as authorized in the preceding subsection.

9.           The provisions of Section 8 shall survive the resignation or removal of the Indemnified Person.

10.           The Trust may terminate without issuing any securities at the election of the Trustee.

11.           This Agreement and Declaration of Trust and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Declaration of Trust to be duly executed as of the day and year first above written.

/s/ William J. Ferri
William J. Ferri
Initial Trustee